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                                                                       Exhibit 3



                              [CHINA TELECOM LOGO]


                       CHINA TELECOM (HONG KONG) LIMITED


          (A COMPANY INCORPORATED IN HONG KONG WITH LIMITED LIABILITY)


                              SHARE OPTION SCHEME


                         ADOPTED BY ORDINARY RESOLUTION
                        OF THE COMPANY ON 8 OCTOBER 1997


                              LINKLATERS & PAINES
                                   14th Floor
                                Alexandra House
                                  Chater Road
                                   Hong Kong

                               Tel: 852-2842 4888
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                         ADOPTED BY ORDINARY RESOLUTION
                        OF THE COMPANY ON 8 OCTOBER 1997

                        CHINA TELECOM (HONG KONG) LIMITED

          (A COMPANY INCORPORATED IN HONG KONG WITH LIMITED LIABILITY)


                               SHARE OPTION SCHEME


CONTENTS

 CLAUSE                            HEADING                                     PAGE
--------    ----------------------------------------------------------         ----

     1      DEFINITIONS                                                         1

     2      CONDITIONS                                                          2

     3      DURATION AND ADMINISTRATION                                         2

     4      GRANT OF OPTION                                                     2

     5      SUBSCRIPTION PRICE                                                  3

     6      EXERCISE OF OPTIONS                                                 3

     7      LAPSE OF OPTION                                                     5

     8      MAXIMUM NUMBER OF SHARES AVAILABLE FOR SUBSCRIPTION                 6

     9      REORGANISATION OF CAPITAL STRUCTURE                                 6

    10      SHARE CAPITAL                                                       7

    11      DISPUTES                                                            7

    12      ALTERATION OF THE SCHEME                                            7

    13      TERMINATION                                                         7

    14      MISCELLANEOUS                                                       8


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                        CHINA TELECOM (HONG KONG) LIMITED

          (A COMPANY INCORPORATED IN HONG KONG WITH LIMITED LIABILITY)

                               SHARE OPTION SCHEME


1 DEFINITIONS

1.1  In the Scheme the following expressions have the following meanings:-



"Adoption Date"         means 8 October 1997 (the date on which the Scheme is
                        conditionally adopted by an ordinary resolution of the
                        members of the Company);

"Auditors"              means the auditors for the time being of the Company;

"Board" means the board of directors from time to time of the Company or a duly authorised committee thereof;

"Board Lot"             means the board lot in which Shares are traded on the
                        Stock Exchange from time to time;

"Commencement Date"     means, in respect of any particular Option, the date
                        upon which the Option is accepted in accordance with the
                        terms of the Scheme;

"Companies Ordinance"   means the Hong Kong Companies Ordinance (Chapter 32 of
                        the laws of Hong Kong (as amended from time to time));

"Company"               means China Telecom (Hong Kong) Limited, a company
                        incorporated in Hong Kong with limited liability;

"Employee"              means any employee of the Company or any Subsidiary
                        including (without limitation) any executive director of
                        the Company or any Subsidiary;

"financial year"        means a year or other period for which the Company's
                        consolidated accounts are made up;

"Grantee"               means any Employee who accepts the offer of the grant of
                        any Option in accordance with the terms of the Scheme or
                        (where the context so permits) a person who is entitled
                        to any such Option in consequence of the death of the
                        original Grantee;

"Offer Date"            means the date on which an Option is offered to an Employee;

"Option" means an option to subscribe for Shares granted pursuant to the terms of the Scheme;

"Option Period"         means, in respect of any particular Option, the period
                        to be determined and notified by the Board to each
                        Grantee during which the Grantee may exercise such
                        Option. Such period may commence on a day after the
                        Commencement Date and in any event shall end not later
                        than 10 years from the Adoption Date but subject to the
                        provisions for early termination thereof contained
                        herein;

                                       1

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


"Scheme" means this share option scheme in its present form or as amended from time to time;

"Shares" means shares of HK$0.10 each in the share capital of the Company (or of such other nominal amount as may result from a sub-division, consolidation, reclassification or reconstruction of such share capital from time to time);

"Stock Exchange"        means The Stock Exchange of Hong Kong Limited;

"Subscription Price"    means the price per Share at which a Grantee may
                        subscribe for Shares on the exercise of an Option as
                        described in Clause 5;

"Subsidiary"            means a company which is for the time being and from
                        time to time a subsidiary (within the meaning of
                        section 2(4) of the Companies Ordinance) of the Company
                        whether incorporated in Hong Kong or elsewhere; and

"HK$"                   means Hong Kong dollars.


1.2 Clause headings are inserted for convenience of reference only and shall be ignored in the interpretation of the Scheme. References herein to Clauses are to clauses of the Scheme.

1.3 Unless the context otherwise requires, words importing any gender shall include all genders.


2 CONDITIONS

     This Scheme shall take effect subject to the passing of the necessary resolution to adopt the Scheme by the shareholders of the Company and is conditional upon the Listing Committee of the Stock Exchange granting approval of:-

     (i)   the Scheme;

     (ii)  any Options which may be granted under the Scheme; and

     (iii) the listing of and permission to deal in any Shares to be issued pursuant to the exercise of Options under the Scheme.

     If any of the above conditions are not satisfied on or before 15 November 1997, the Scheme shall forthwith determine and no person shall be entitled to any rights or benefits or be under any obligations under or in respect of the Scheme.


3 DURATION AND ADMINISTRATION

3.1 Subject to Clause 13, the Scheme shall be valid and effective for a period of 10 years commencing on the Adoption Date, after which period no further Options will be granted but the provisions of the Scheme shall remain in full force and effect to the extent necessary to give effect to the exercise of any Options granted prior thereto or otherwise as may be required in accordance with the provisions of the Scheme.

3.2 The Scheme shall be subject to the administration of the Board whose decision (save as otherwise provided herein) shall be final and binding on all parties.


4 GRANT OF OPTION

4.1 On and subject to the terms of the Scheme, the Board shall be entitled at any time and from time to time within 10 years after the Adoption Date to offer to grant to any Employee as the Board

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     may in its absolute discretion select and subject to such conditions as the
     Board may think fit an Option to subscribe for such number of Shares (being a Board Lot or an integral multiple thereof) as the Board may determine at the Subscription Price.

4.2 The Directors shall not offer the grant of any Option to any Employee within the period of one month preceding the date of publication of the interim results or within the period of one month preceding the date of the preliminary announcements of the final results of the Company for any financial year.

4.3 An offer of the grant of an Option shall be made to any Employee by letter in such form as the Board may from time to time determine specifying the number of Shares, the Subscription Price, the Option Period in respect of which the offer is made, the date by which the Option must be applied for being a date not more than 28 days after the Offer Date (provided no such offer shall be open for acceptance after the effective period of the Scheme stated in Clause 4.1) and further requiring the Employee to undertake to hold the Option on the terms on which it is to be granted and to be bound by the provisions of the Scheme. Such offer shall be personal to the Employee concerned and shall not be transferable.

4.4 An Option shall be deemed to have been granted and accepted and to have taken effect when the duplicate letter comprising acceptance of the offer of the grant of the Option duly signed by the Grantee together with a remittance in favour of the Company of HK$1.00 by way of consideration for the grant thereof is received by the Company within the specified time period. Such remittance shall in no circumstances be refundable.

4.5 Any offer of the grant of an Option may be accepted or deemed to have been accepted in respect of less than the number of Shares in respect of which it is offered provided that it is accepted in respect of a Board Lot or an integral multiple thereof. To the extent that the offer of the grant of an Option is not accepted within 28 days from the date upon which it is made in the manner indicated in Clause 4.4, it will be deemed to have been irrevocably declined.


5 SUBSCRIPTION PRICE

     The Subscription Price in respect of any Option shall be a price determined by the Board and notified to an Employee (subject to any adjustments made pursuant to Clause 9) which shall be the higher of:-

     (i) a price being not less than 80 per cent, of the average closing price of the Shares on the Stock Exchange as stated in the Stock Exchange's quotation sheets for the five trading days immediately preceding the relevant Offer Date in respect of such Options; or

     (ii) the nominal value of the Shares.


6 EXERCISE OF OPTIONS

6.1 An Option shall be personal to the Grantee and shall not be assignable and no Grantee shall in any way sell, transfer, charge, mortgage, encumber or create any interest in favour of any third party over or in relation to any Option. Any breach of the foregoing by the Grantee shall entitle the Company to cancel any Option granted to such Grantee (to the extent not already exercised).

6.2 An Option may be exercised in whole or in part (but if in part only, in respect of a Board Lot or any integral multiple thereof) in the manner as set out in Clauses 6.3 and 6.4 by the Grantee (or his legal personal representative(s)) giving notice in writing to the Company stating that the Option is thereby exercised and specifying the number of Shares to be subscribed. Each such notice must be accompanied by a remittance for the full amount of the aggregate Subscription Price for the Shares in respect of which the notice is given. Within 28 days after receipt of the notice and the

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     remittance and, where appropriate, receipt of the Auditors' certificate pursuant to Clause 9, the Company shall allot and issue the relevant Shares to the Grantee (or his legal personal representative(s)) credited as fully paid and issue to the Grantee (or his legal personal representative(s)) a share certificate in respect of the Shares so allotted.

6.3 Subject as hereinafter provided in the Scheme, the Option may be exercised by the Grantee at any time or times during the Option Period provided that:-

     (i) in the event of the Grantee ceasing to be an Employee for any reason other than his death or the termination of his employment on one or more of the grounds specified in Clause 7(iv), the Grantee may exercise the Option up to his entitlement at the date of cessation of his employment (to the extent not already exercised) within the period of 1 month following the date of such cessation, which date shall be the last actual working day with the Company or the relevant Subsidiary whether salary is paid in lieu of notice or not;

     (ii) in the event that the Grantee ceases to be an Employee by reason of death and none of the events which would be a ground for termination of his employment under Clause 7(iv) has occurred, the legal personal representative(s) of the Grantee shall be entitled within a period of 12 months from the date of death (or such longer period as the Board may determine) to exercise the Option in full (to the extent not already exercised);

     (iii) if a general offer (whether by way of take-over offer, share repurchase offer or scheme of arrangement or otherwise in like manner) is made to all the holders of Shares (or all such holders other than the offeror and/or any person controlled by the offeror and/or any person acting in association or in concert with the offeror) the Company shall use its best endeavours to procure that such offer is extended to all the Grantees (on the same terms mutatis mutandis, and assuming that they will become, by the exercise in full of the Options granted to them as shareholders of the Company). If such offer, having been approved in accordance with applicable laws and regulatory requirements becomes, or is declared unconditional, the Grantee (or his legal personal representative(s)) shall be entitled to exercise the Option in full (to the extent not already exercised) at any time within 14 days after the date on which such general offer becomes or is declared unconditional;

     (iv) in the event of an effective resolution being passed for the voluntary winding-up of the Company or an order of the court is made for the winding-up of the Company, the Grantee (or his legal personal representative(s)) may by notice in writing to the Company within 21 days after the date of such resolution elect to be treated as if the Option (to the extent not already exercised) had been exercised immediately before the passing of such resolution either to its full extent or to the extent specified in the notice, such notice to be accompanied by a remittance for the full amount of the aggregate Subscription Price for the Shares in respect of which the notice is given, whereupon the Grantee will be entitled to receive out of the assets available in the liquidation pari passu with the holders of Shares such sum as would have been received in respect of the Shares the subject of such election;

     (v) if, pursuant to the Companies Ordinance, a compromise or arrangement between the Company and its members or creditors is proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, the Company shall give notice thereof to all Grantees (together with a notice of the existence of the provisions of this Clause) on the same date as it despatches to each member or creditor of the Company a notice summoning

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           the meeting to consider such a compromise or arrangement, and thereupon each Grantee (or where permitted under Clause 6.3(ii) his legal personal representative(s)) shall be entitled to exercise all or any of his Options in whole or in part at any time prior to 12 noon on the day immediately preceding the date of the meeting directed to be convened by the Court for the purposes of considering such compromise or arrangement. With effect from the date of such meeting, the rights of all Grantees to exercise their respective Options shall forthwith be suspended. Upon such compromise or arrangement becoming effective, all Options shall, to the extent that they have not been exercised, lapse and determine. The Directors shall endeavour to procure that the Shares issued as a result of the exercise of Options under this Clause 6.3(v) shall for the purposes of such compromise or arrangement form part of the issued share capital of the Company on the effective date thereof and that such Shares shall in all respects be subject to such compromise or arrangement. If for any reason such compromise or arrangement is not approved by the Court (whether upon the terms presented to the Court or upon any other terms as may be approved by such Court) the rights of Grantees to exercise their respective Options shall with effect from the date of the making of the order by the Court be restored in full and shall thereupon become exercisable (but subject to the other terms of the Scheme) as if such compromise or arrangement had not been proposed by the Company and no claim shall lie against the Company or any of its officers for any loss or damage sustained by any Grantee as a result of the aforesaid suspension.

6.4 The Shares to be allotted upon the exercise of an Option will be subject to all the provisions of the Articles of Association of the Company for the time being in force and will rank pari passu with the fully paid Shares in issue on the date of allotment and accordingly will entitle the holders to participate in all dividends and other distributions paid or made on or after the date of allotment other than any dividend or other distribution previously declared or recommended or resolved to be paid or made if the record date therefor shall be before the date of allotment.

6.5 A Share issued upon the exercise of an Option shall not carry voting rights until the registration of the Grantee (or any other person) as the holder thereof.


7 LAPSE OF OPTION

     An Option shall lapse automatically and not be exercisable (to the extent not already exercised) on the earliest of:-

     (i)   the expiry of the Option Period;

     (ii)  the expiry of any of the periods referred to in Clause 6.3(i), (ii),
           (iii) or (iv);

     (iii) subject to Clause 6.3(iv), the date of the commencement of the winding-up of the Company (as determined in accordance with the Companies Ordinance);

     (iv) the date on which the Grantee ceases to be an Employee by reason of the termination of his employment on any one or more of the grounds that he has been guilty of misconduct, or has been convicted of any criminal offence involving his integrity or honesty or (if so determined by the Board) on any other ground on which an employer would be entitled to terminate his employment at common law or pursuant to any applicable laws or under the Grantee's service contract with the Company or the relevant Subsidiary. A resolution of the Board or the board of directors of the relevant Subsidiary to the effect that the employment of a Grantee has or has not been terminated on one or more of the grounds specified in this Clause 7(iv) shall be conclusive;

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     (v)   the date on which the Grantee ceases to be an Employee on or after committing any act of bankruptcy or becoming insolvent or making any arrangements or composition with his creditors generally; or

     (vi)  the date on which the Grantee commits a breach of Clause 6.1.


8 MAXIMUM NUMBER OF SHARES AVAILABLE FOR SUBSCRIPTION

8.1  (i)   The maximum number of Shares in respect of which Options may be granted under the Scheme when aggregated with the maximum number of Shares in respect of which options may be granted under any other executive and/or employment share scheme established by the Company and/or any of its Subsidiaries from time to time shall not exceed 10 per cent. of the issued share capital of the Company from time to time excluding any Shares allotted and issued pursuant to the Scheme.

     (ii) For the avoidance of doubt, the maximum number as aforesaid shall be equal to the number of Shares which would be issued upon the exercise of all Options by the Grantees (to the extent not already exercised).

8.2 No Employee shall be granted an Option which, if exercised in full, would result in such Employee becoming entitled to subscribe for such number of Shares as, when aggregated with the total number of Shares already issued to him under all Options previously granted to him which have been exercised, and, issuable to him under all the Options previously granted to him which are for the time being subsisting and unexercised, would exceed 25 per cent. of the aggregate number of Shares for the time being issued and issuable under the Scheme.

8.3 The maximum number of Shares referred to in Clauses 8.1 and 8.2 will be adjusted, in such manner as the Auditors shall certify in writing to the Board to be fair and reasonable, in the event of any alteration in the capital structure of the Company whether by way of capitalisation of profits or reserves, rights issue, consolidation, subdivision or reduction of the share capital of the Company provided that no such adjustment shall be made in the event of an issue of Shares as consideration in respect of a transaction to which the Company is a party.


9 REORGANISATION OF CAPITAL STRUCTURE

9.1 In the event of any alteration in the capital structure of the Company whilst any Option remains exercisable, whether by way of capitalisation of profits or reserves, rights issue, consolidation, subdivision or reduction of the share capital of the Company in accordance with applicable laws and regulatory requirements (other than an issue of Shares as consideration in respect of a transaction to which the Company is a party), such corresponding adjustments (if any) shall be made to:-

     (i) the number or nominal amount of Shares, the subject matter of the Option (insofar as it is unexercised); and/or

     (ii)  the aggregate number of Shares subject to outstanding Options; and/or

     (iii) the Subscription Price; and/or

     (iv)  the method of exercise of the Option,

     as the Auditors shall certify in writing to the Board to be in their opinion fair and reasonable, provided that any adjustment shall be made on the basis that the proportion of the issued share capital of the Company to which a Grantee is entitled after such adjustment shall remain as nearly as possible the same as that to which he was entitled before such adjustment, but so that no such adjustment shall be made the effect of which would be to enable any Share to be issued at

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     less than its nominal value, or to increase the proportion of the issued share capital of the Company for which any Grantee would have been entitled to subscribe had he exercised all the Options held by him immediately prior to such adjustments. The capacity of the Auditors in this Clause 9 is that of experts and not of arbitrators and their certification shall be final and binding on the Company and the Grantees. The costs of the Auditors shall be borne by the Company.

9.2 If there has been any alteration in the capital structure of the Company as referred to in Clause 9.1, the Company shall, upon receipt of a notice from the Grantee in accordance with Clause 6.2, inform the Grantee of such alteration and shall either inform the Grantee of the adjustment to be made pursuant to the certificate of the Auditors obtained by the Company for such purpose, or if no such certificate has yet been obtained, inform the Grantee of such fact and instruct the Auditors to issue a certificate in that regard in accordance with Clause 9.1.


10 SHARE CAPITAL

     The exercise of any Option shall be subject to the members of the Company in general meeting approving any necessary increase in the authorised share capital of the Company. Subject thereto, the Board shall make available sufficient authorised but unissued share capital of the Company to meet subsisting requirements on the exercise of Options.


11 DISPUTES

     Any dispute arising in connection with the Scheme (whether as to the number of Shares the subject of an Option, the amount of the Subscription Price or otherwise) shall be referred to the decision of the Auditors who shall act as experts and not as arbitrators and whose decision shall be final and binding.


12 ALTERATION OF THE SCHEME

12.1 The Scheme may be altered in any respect by resolution of the Board except that the provisions of the Scheme as to:-

     (i) the definitions of "Employee", "Grantee" and "Option Period" in Clause 1.1 and

     (ii) the provisions of Clauses 3.1, 4.1, 4.3, 4.4, 5, 6, 7, 8, 9, 10 and
          this Clause 12

     shall not be altered to the advantage of Grantees or prospective Grantees except with the prior sanction of a resolution of the Company in general meeting, provided that no such alteration shall operate to affect adversely the terms of issue of any Option granted or agreed to be granted prior to such alteration except with the consent or sanction of such majority of the Grantees as would be required of the shareholders of the Company under the Articles of Association for the time being of the Company for a variation of the rights attached to the Shares.

12.2 Any alterations to the terms and conditions of the Scheme which are of a material nature shall be subject to the approval of the Stock Exchange save where the alterations take effect automatically under the existing terms of the Scheme.


13 TERMINATION

     The Company by resolution in general meeting or the Board may at any time terminate the operation of the Scheme and in such event no further Options will be offered but the provisions of the Scheme shall remain in force in all other respects. All Options granted prior to such termination shall continue to be valid and exercisable in accordance with the terms of the Scheme.

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14 MISCELLANEOUS

14.1 The Scheme shall not form part of any contract of employment between the Company, or any Subsidiary and any Employee and the rights and obligations of any Employee under the terms of his office or employment shall not be affected by his participation in the Scheme or any right which he may have to participate in it and the Scheme shall afford such an Employee no additional rights to compensation or damages in consequence of the termination of such office or employment for any reason.

14.2 The Scheme shall not confer on any person any legal or equitable rights (other than those constituting the Options themselves) against the Company directly or indirectly or give rise to any cause of action at law or in equity against the Company.

14.3 The Company shall bear the costs of establishing and administering the Scheme.

14.4 A Grantee shall be entitled to receive for information only copies of all notices and other documents sent by the Company to holders of Shares generally.

14.5 Any notice or other communication between the Company and a Grantee may be given by sending the same by prepaid post or by personal delivery to, in the case of the Company, its principal place of business in Hong Kong at 16/F, Dah Sing Financial Centre, 108 Gloucester Road, Wanchai, Hong Kong (and marked for the attention of the Secretary) or as notified to the Grantees from time to time and, in the case of the Grantee, his address in Hong Kong as notified to the Company from time to time.

14.6 Any notice or other communication served by post:-

     (i) by the Company shall be deemed to have been served 24 hours after the same was put in the post; and

     (ii) by the Grantee shall not be deemed to have been received until the same shall have been received by the Company.

14.7 A Grantee shall be responsible for obtaining any governmental or other official consent that may be required by any country or jurisdiction in order to permit the grant or exercise of the Option. The Company shall not be responsible for any failure by a Grantee to obtain any such consent or for any tax or other liability to which a Grantee may become subject as a result of his participation in the Scheme,

14.8 The Board shall have the power from time to time to make or vary regulations for the administration and operation of the Scheme, provided that the same are not inconsistent with the provisions of the Scheme.

14.9 The Scheme and all Options granted hereunder shall be governed by and construed in accordance with Hong Kong law.

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